Exhibit 5.1

2001 M Street, NW, Suite 500
Washington, DC 20036
T (202) 349-8000

March 13, 2020

Board of Directors

Delmar Bancorp

2245 Northwood Drive

Salisbury, Maryland 21801

RE:                           Delmar Bancorp

Virginia Partners Bank 2008 Incentive Stock Option Plan

Virginia Partners Bank 2015 Incentive Stock Option Plan

Ladies and Gentlemen:

We have acted as counsel to Delmar Bancorp (the “Company”) in connection with the Company’s registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the issuance of up to 233,104 shares (the “Shares”) of its common stock, $0.01 par value per share (“Common Stock”), in connection with the Virginia Partners Bank 2008 Incentive Stock Option Plan and the Virginia Partners Bank 2015 Incentive Stock Option Plan (collectively, the “Plans”), which the Company has assumed following the share exchange between the Company and Virginia Partners Bank pursuant to the terms of that certain Agreement and Plan of Share Exchange, dated as of December 13, 2018.

In rendering this opinion, we have limited our investigations of law and fact as, in our judgment, we deemed necessary to render the following opinions, including our examination of (i) the Registration Statement, as filed with the Commission pursuant to the Securities Act, (ii) the Articles of Incorporation of the Company; (iii) the Bylaws of the Company, (iv) the Plans, and (v) such corporate documents, records, information and certificates of the Company, certificates of public officials or government authorities and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  As to certain facts material to our opinions, we have relied upon statements, certificates or representations of officers and other representatives of the Company. We have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein. We have assumed that all parties other than the Company have or will have the power to enter into and perform all obligations under such documents, the due authorization of such documents by such parties, the due execution and delivery of such documents by each other party, and the valid and binding effect of such agreements on such parties.

Based upon such examinations, and subject to the limitations, qualifications and assumptions stated herein, we are of the opinion that the Shares, when issued in accordance with the provisions of the Plans, will be duly authorized, validly issued, fully paid and non-assessable shares of the Common Stock of the Company.

The opinions expressed herein are rendered as of the date hereof, are limited to the corporate laws of the State of Maryland, and we express no opinion on the laws of any other jurisdiction.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement, and to the reference to our Firm contained in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by the Act or by the rules and regulations promulgated thereunder.

Sincerely,

/s/ Buckley LLP